Exhibit 99.1

New Age Beverages Corporation Appoints Gregory A. Gould as Chief Financial and Administrative Officer

DENVER, CO / ACCESSWIRE / October 12, 2018 / NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado-based organic, natural and healthy functional beverage company focused on becoming the world's leading healthy beverage company, today announced the appointment of Gregory A. Gould as its new Chief Financial and Administrative Officer.

Mr. Gould brings more than 20 years of finance experience to New Age. Most recently, he was CFO at Evolve Biologics. Prior to Evolve he was CFO for Aytu Bioscience (AYTU), Ampio Pharmaceuticals (AMPE), SeraCare Life Sciences and Atrix Laboratories. He led multiple successful uplistings, financings, mergers and exits in these firms including the sale of Atrix for $855 million. Prior to these roles, his first CFO assignment was with Colorado MedTech that he helped grow more than 300% before selling to a private equity firm. Mr. Gould began his career at Arthur Andersen.

Mr. Gould graduated from the University of Colorado with a Bachelor of Science in Business Administration and is a Certified Public Accountant. Mr. Gould is also on the Board of Directors and Chair of the Audit Committee for CytoDyn, Inc (CYDY). He succeeds John Price, who is departing for personal family reasons.

Brent Willis, Chief Executive Officer of New Age Beverages commented, "With the impending growth of our CBD-infused portfolio and the other products in the Health Sciences Division, we felt we needed to strengthen our leadership team with more experience in the Life Sciences and Biotech areas. Greg not only brings almost 20 years of depth in the field, but also brings a track record of success in both mergers and exits in the sector. He joins us at an important time when these areas are at the precipice of taking off at New Age."

About New Age Health Sciences

New Age Health Sciences is dedicated to making a difference for consumers with healthier alternatives, leveraging its clinical expertise and extensive intellectual property to create a portfolio of science-backed, research-driven products that address relevant health issues for consumers globally. New Age's Health Sciences intellectual property, funded and developed in conjunction with the US Department of Defense, encompasses 11 major patents and patents pending, and cooperative research studies and human trials performed with some of the most prestigious and respected institutions in the world. The portfolio and scientific data underpinning the portfolio allows for verifiable claims and provides the catalyst for evolution of the beverage industry with truly functional healthy beverages.

New Age Health Sciences Division encompasses products addressing major consumer opportunities including:

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Hydration and Surgical Recovery
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Neurological Protection and Improvement
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Cardiovascular Health
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Radiation Protection
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Diabetes Treatment
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Hearing Health
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Digestive Health

About New Age Beverages Corporation (NASDAQ: NBEV)

New Age Beverages Corporation is a Colorado-based healthy functional beverage company that was created in 2016 and 2017 with the combination of Búcha Live Kombucha®, XingTea®, Coco-Libre®, and Marley®, to create a one-stop-shop solution for retailers and distributors providing healthier beverages in the disruptive growth segments of the $1 trillion-dollar non-alcoholic beverage industry. In that period, New Age has become the 54th largest beverage company, one of the largest healthy beverage companies, and the fastest growing in the world over the past two years. New Age competes Ready to Drink (RTD) Tea, RTD Coffee, Kombucha, Energy Drinks, Relaxation Drinks, Coconut Waters, Functional Waters, and Rehydration Beverages with the brands Búcha Live Kombucha, Xing, Marley, Coco-Libre, Aspen Pure, and enhanced. The Company's brands are sold across all 50 states within the US and in more than 15 countries internationally across all channels via direct and store door distribution systems.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage's expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company's operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

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